Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TRANSUNION CORP.

ARTICLE ONE

NAME

The name of the corporation is TransUnion Corp.

ARTICLE TWO

ADDRESS OF REGISTERED AGENT

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

PURPOSE

The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the “DGCL”).

ARTICLE FOUR

CAPITAL STOCK

(a) Designation and Amount. The total number of shares of stock which the corporation has authority to issue is 200,000,000 shares, consisting of 180,000,000 shares of Common Stock, with a par value of $0.01 per share, and 20,000,000 shares of Preferred Stock, with a par value of $0.01 per share.

(b) Preferred Stock. The board of directors of the corporation is authorized by resolution or resolutions thereof, subject to the limitations prescribed by law and the provisions of this certificate of incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers (if any), preferences, rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

(c) Common Stock.

(i) Series of Common Stock. Of the 180,000,000 shares of Common Stock that the corporation is authorized to issue, 170,000,000 shares shall be Voting Common Stock and 10,000,000 shares shall be Non-Voting Common Stock.

(ii) Rights of the Common Stock. Except as set forth in Article 4(c)(iii) and (iv) below, the Voting Common Stock and the Non-Voting Common Stock shall have the same rights and preferences and shall be treated as one class of Common Stock. Whenever dividends upon the Preferred Stock, to the extent such stock may be entitled thereto, shall have been paid or declared and set apart for payment, the board of directors may declare a dividend upon the Common Stock out of the unrestricted and unreserved surplus of the corporation. The holders of the Voting Common Stock and the Non-Voting Common Stock shall share ratably in any such dividend in proportion to the number of shares of Voting Common Stock and Non-Voting Common Stock held by each such holder. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, and after the payment of any preferential amounts to be distributed to the holders of Preferred Stock, the remaining assets of the corporation shall be distributed ratably among the holders of the Voting Common Stock and Non-Voting Common Stock in proportion to the number of shares held by each such holder.

(iii) Voting Rights. Except as otherwise provided by the DGCL, by this certificate of incorporation or any amendments hereto, or by resolutions adopted by the board of directors providing for the issuance of Preferred Stock, all of the voting power of the corporation shall be vested in the holders of the Voting Common Stock, and each holder of Voting Common Stock shall have one (1) vote for each share of Voting Common Stock held by such holder on all matters voted upon by the stockholders. The Non-Voting Common Stock shall not have any voting power, except as otherwise required by the DGCL.

(iv) Conversion.

(A) Conversion of Non-Voting Common Stock. At any time following the first to occur of a Sale of the Corporation or a consummation of the corporation’s IPO, each holder of Non-Voting Common Stock shall be entitled at any time to convert any or all of the shares of such holder’s Non-Voting Common Stock into an equal number of shares of Voting Common Stock. “Sale of the Corporation” means any transaction or series of related transactions (including any merger or consolidation) that results in any person or group of related persons becoming the beneficial owner of more than fifty percent (50%) of the capital stock of the corporation entitled to vote in the election of directors under ordinary circumstances, measured with respect to voting power, in each case, where such transaction or series of related transactions; provided, however, that the consummation of the purchase and sale transactions contemplated by that certain Stock Purchase Agreement, dated as of April 28, 2010, as amended from time to time, by and among the Corporation, MDCPVI TU Holdings, LLC and the other parties thereto, shall not be deemed to be a Sale of the Corporation. “IPO” means the first offering by the corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any other comparable federal statute then in effect (other than any registration statement on Form S-8 or Form S-4 or any successor forms thereto).

(B) Conversion Procedure.

(1) Each holder of shares of Non-Voting Common Stock may effect the conversion of such shares into shares of Voting Common Stock in accordance with Article 4(c)(iv)(A) by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the corporation at any time during normal business hours, together with a written notice by such holder stating that such holder desires to convert the shares represented by the certificate or certificates so surrendered, or a stated number of shares to be surrendered out of the certificate or certificates so surrendered, of such Non-Voting Common Stock represented by such certificate or certificates into shares of Voting Common Stock. Each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Non-Voting Common Stock as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for shares of Voting Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Voting Common Stock represented thereby.

(2) Promptly after the surrender of certificates and the receipt of written notice, the corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates representing the Voting Common Stock issuable upon such conversion, and (b) a certificate representing any Non-Voting Common Stock which was represented by the certificate or certificates delivered to the corporation in connection with such conversion but which was not converted.

(3) The issuance of certificates for Voting Common Stock upon conversion of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of Voting Common Stock.

(4) The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of issuance upon the conversion of the Non-Voting Common Stock, such number of shares of Voting Common Stock issuable upon the conversion of all outstanding shares of Non-Voting Common Stock. All shares of Voting Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The corporation shall take all such actions as may be necessary to assure that all such shares of Voting Common Stock may be so issued without violation of any applicable law or governmental regulation, or any requirements of any securities exchange upon which shares of Voting Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the corporation upon issuance).

(5) The corporation shall not close its books against the transfer of shares of Voting Common Stock in any manner that would interfere with the timely conversion of any shares of Non-Voting Common Stock. The corporation shall assist and cooperate with any holder of Non-Voting Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Non-Voting Common Stock hereunder (including, without limitation, making any filings required to be made by the corporation).

(C) Stock Splits. If the corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

ARTICLE FIVE

EXISTENCE

The corporation is to have perpetual existence.

ARTICLE SIX

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

ARTICLE SEVEN

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept within or without the State of Delaware. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE EIGHT

INDEMNIFICATION AND EXCULPATION

(a) Nature of Indemnity. Each person (a “Covered Person”) who was or is a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or agent, or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all cost, expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article Eight, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article Eight shall be a contract right and, subject to paragraphs (b) and (d) of this Article Eight, shall include the right to payment by the corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Procedure for Indemnification of Covered Persons. Any indemnification of a Covered Person under paragraph (a) of this Article Eight or advance of expenses under paragraph (d) of this Article Eight shall be made promptly, and in any event within thirty (30)

days, upon the written request of the Covered Person; provided, that a claim for indemnification shall only be made following the final disposition of a proceeding; provided, further, that no payment of any indemnification claim shall be made prior to the approval of such payment by the board of directors. If the indemnification of a Covered Person is subject to authorization of the board of directors of the corporation pursuant to paragraph (a) of this Article Eight, and the corporation fails to respond within thirty (30) days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article Eight shall be enforceable by the Covered Person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standard of conduct that make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its board of directors, its stockholders or its independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, representative, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article Eight.

(d) Expenses. Expenses incurred by any person described in paragraph (a) of this Article Eight in defending a proceeding shall be paid by the corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation unless otherwise determined by the board of directors in the specific case not to require such an undertaking. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(e) Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Eight and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time, or from time to time, by the board of directors.

(f) Contract Rights. The provisions of this Article Eight shall be deemed to be a contract right between the corporation and each Covered Person who serves in any such capacity at any time while this Article Eight and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Eight or any such provisions of the DGCL or other law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

(g) Merger or Consolidation. For purposes of this Article Eight, references to “the corporation” shall include, in addition to the corporation, any surviving or resulting corporation from any merger or consolidation involving the corporation, including any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, representative, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, representative, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h) Exculpation. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide more extensive exculpation rights than said law permitted the corporation to provide prior to such amendment), a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

(i) Nonexclusivity of Article Eight. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eight shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of this certificate of incorporation, the bylaws of the corporation or any agreement, or pursuant to the vote of stockholders or disinterested directors or otherwise.

ARTICLE NINE

BUSINESS COMBINATIONS

The corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

AMENDMENTS

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein, and by the laws of the State of Delaware, and all rights conferred upon stockholders, directors or other persons by or pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to this reservation.